Exhibit 99.2

PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, IL – October 27, 2014 — PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions announced today the declaration of its regular quarterly dividend of $0.04 per share on its common stock. This dividend will be payable on November 14, 2014 to shareholders of record at the close of business on November 7, 2014.

ABOUT PCTEL

PCTEL delivers Performance Critical Telecom solutions. RF Solutions develops and provides test equipment, software, and engineering services for wireless networks. Engineers rely upon PCTEL to visualize, benchmark, and optimize wireless networks. Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. Our antennas support evolving wireless standards for cellular, private, and broadband networks. PCTEL antennas and site solutions support networks worldwide, including SCADA for oil, gas and utilities, fleet management, industrial operations, health care, small cell and network timing deployment, defense, public safety, education, and broadband access.

PCTEL’s performance critical products include its SeeGull® scanning receivers and CW Transmitter, SeeHawk® and SeeHawk® Touch™ analytic software, and its SeeWave™ interference locating system. PCTEL is recognized globally for its industry leading-edge IBflex™, EXflex™, and MX scanning receivers and its sophisticated in-building Network Engineering Services (NES).

PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We provide performance critical mobile towers for demanding emergency and oil and gas network applications and leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com